FORM 10f-3

                              THE BLACKROCK FUNDS

                         Record of Securities Purchased
                     Under the Trust's Rule 10f-3 Procedures

1.   Name of Purchasing Portfolio: Managed Account Series:
High Income Portfolio (BATS-HINC), BlackRock High
Income Fund (BR-HIINC), BlackRock High Yield Bond
Portfolio (BR-HIYLD), BlackRock High Income Portfolio
(Ins-Series) (BVA-HI), BlackRock High Income V.I. Fund
(Ins-Var Ser) (BVA-HY), MIST BlackRock High Yield
Portfolio (MIST-HY)

2.   Issuer:   Greif, Inc.

3.   Date of Purchase:  7/23/2009

4.   Underwriter from whom purchased:  J.P. Morgan
Securities Inc.

5.   Name of Affiliated Underwriter (as defined in the
Trust's procedures) managing or participating in syndicate: PNC Capital Markets LLC

     a.  List Members of Underwriting Syndicate:
         Banc of America Securities LLC, Deutsche Bank
         Securities Inc., J.P. Morgan Securities Inc.,
         KeyBanc Capital Markets Inc., U.S. Bancorp
         Investments, Inc., RBS Securities Inc., The
         Huntington Investment Company, PNC Capital Markets
         LLC, Fifth Third Securities, Inc.

6. Aggregate principal amount purchased (out of total offering) (if an equity offering, list aggregate number of shares purchased (out of total number of shares offered)): (BATS-HINC) $105,000 out of $250,000,000; (BR-HIINC) $1,155,000 out of
$250,000,000; (BR-HIYLD) $2,410,000 out of
$250,000,000; (BVA-HI) $50,000 out of $250,000,000;
(BVA-HY) $135,000 out of $250,000,000; (MIST-HY)
$690,000 out of $250,000,000

7.  Aggregate principal amount purchased by funds advised
by BlackRock and any purchases by other accounts with
respect to which BlackRock has investment discretion
(out of the total offering) (if an equity offering,
list aggregate number of shares purchased (out of
total number of shares offered)): $8,000,000 out of
$250,000,000

8.  Purchase price (net of fees and expenses):  $99.637

9. Date offering commenced (if different from Date of Purchase):

10. Offering price at end of first day on which any sales were made:

11.  Have the following conditions been satisfied:  Yes or No

     a.  The securities are part of an issue registered
         under the Securities Act of 1933, as amended, which
         is being offered to the public, or are Eligible Municipal Securities, or are securities sold in an Eligible Foreign Offering or are securities sold in an Eligible Rule 144A Offering or part of an issue of
         government securities.            Yes

     b.  The securities were purchased prior to the
         end of the first day on which any sales
         were made, at a price that was not more
         than the price paid by each other
         purchaser of securities in that offering
         or in any concurrent offering of the
         securities (except, in the case of an
         Eligible Foreign Offering, for any rights
         to purchase required by laws to be granted
         to existing security holders of the
         Issuer) or, if a rights offering, the
         securities were purchased on or before the
         fourth day preceding the day on which the
         rights offering terminated.        Yes

     c.  The underwriting was a firm commitment
         underwriting.            Yes

     d.  The commission, spread or profit was
         reasonable and fair in relation to that
         being received by others for underwriting similar securities during the same period.
         Yes

     e.  In respect of any securities other than
         Eligible Municipal Securities, the issuer of such securities has been in continuous operation for not less than three years
         (including the operations of predecessors).
         Yes

    f.  Has the affiliated underwriter confirmed
        that it will not receive any direct or indirect
        benefit as a result of BlackRock's participation
        in the offering?          Yes

Approved by: _  Mitchell Garfin       Date: 7/28/09